[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 10.14

ENZYME LICENSE AND SUPPLY AGREEMENT

THIS ENZYME LICENSE AND SUPPLY AGREEMENT (the “Agreement”), effective as of August 1, 2006 (the “Effective Date”), is made and entered into by and between Codexis, Inc., a Delaware corporation, having a place of business at 200 Penobscot Drive, Redwood City, California 94063, USA (“Codexis”), and Arch Pharmalabs Limited, a corporation organized and existing under the laws of India, having a place of business at H wing, 4th Floor, Tex Centre, Chandivali, Mumbai, 400072, India (“Arch”). Codexis and Arch each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, Arch has expertise and facilities for the manufacture of bulk pharmaceutical chemicals, including without limitation the manufacture of TBIN from [*], also known as hydroxynitrile, by chemical synthetic routes;

WHEREAS, Codexis owns proprietary rights in certain chemical synthesis and biocatalysis process technology, and possesses certain valuable business and/or technical knowledge, information, and/or expertise, relating to an enzymatically catalyzed manufacturing process for [*], also known as TBIN; and

WHEREAS, Arch would like to use proprietary technology and enzymes of Codexis in the manufacture TBIN.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms are defined as indicated:

1.1 “Affiliate” shall mean any entity that is controlled by, controls, or is under common control with a Party, as the case may be. For purposes of this Section 1.1, the term “control” means (a) direct or indirect ownership of more than fifty percent (50%) of the voting interest in the entity in question, or more than fifty percent (50%) interest in the income of the entity in question; provided, however, that if local law requires a minimum percentage of local ownership, control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests, or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise). Notwithstanding anything to the contrary, for purposes of this Agreement, Maxygen, Inc. shall not be considered, or deemed to be, an Affiliate of Codexis.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.2 “Applicable Law“ shall mean all laws, statutes, ordinances, codes, rules, and regulations that have been enacted by a Governmental Authority and are in force as of the Effective Date or come into force during the Term, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement.

1.3 “Codexis Enzyme” shall mean any proprietary enzymes supplied by or on behalf of Codexis to Arch.

1.4 “Codexis Know-How” shall mean technology, information, expertise, know-how, and/or trade secrets Controlled by Codexis relating to the manufacture of Compound that is not within the Codexis Patent Rights but is necessary or useful for making Compound.

1.5 “Codexis Patent Rights” shall mean any and all patent rights Controlled by Codexis that are necessary or useful in the manufacture of Compound.

1.6 “Codexis Technology” shall mean the Codexis Know-How, the Codexis Patent Rights, and any discovery, invention, contribution, method, finding, or improvement, whether or not patentable, and all related know-how, that is conceived, reduced to practice, or otherwise developed by Arch, either solely or jointly with Codexis and/or a Third Party, during the Term that relate to Product, Codexis Technology, and/or Codexis Enzymes.

1.7 “Compound” shall mean [*], also known as TBIN.

1.8 “Confidential Information” shall mean any information of a confidential and proprietary nature disclosed by a Party to the other Party in written form marked “confidential,” or in oral form if summarized in a writing marked “confidential” and delivered to the receiving Party within thirty (30) days after such oral disclosure. For purposes of this Agreement, the Codexis Enzyme shall be deemed to be Confidential Information of Codexis.

1.9 “Control” shall mean, with respect to an item or an intellectual property right, possession of the ability, whether arising by ownership or license, to grant a license or sublicense as provided for in this Agreement under such item or right without violating the terms of any written agreement with any Third Party.

1.10 “Governmental Authority“ shall mean any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality, or regulatory body.

1.11 “Product” shall mean Compound manufactured using the Codexis Technology and/or the Codexis Enzyme.

1.12 “Term” shall have the meaning set forth in Section 10.1.

1.13 “Territory” shall mean India.

1.14 “Third Party” shall mean any party other than a Party or an Affiliate of any Party.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.	LICENSE GRANTS

2.1 Grant of Rights to Arch. Subject to the terms and conditions of this Agreement, Codexis hereby grants to Arch a non-exclusive, royalty-free right and license, with no right to grant sublicense rights, under the Codexis Technology solely to manufacture Product at the behest of Codexis and/or its Affilates in the Territory. For the purpose of clarification, Arch shall have no right to use, import, export, offer to sell, sell, market, or otherwise commercialize Codexis Technology or Product.

2.2 No Other Rights. Except as expressly provided herein, no right, title, or interest is granted by Codexis to Arch in, to, or under the Codexis Technology or the Codexis Enzymes.

3.	CODEXIS ENZYME SUPPLY

3.1 Codexis Enzyme Supply. Arch shall exclusively purchase from Codexis, and Codexis shall supply to Arch, a quantity of Codexis Enzyme sufficient to enable Arch solely to fulfill Codexis’ or its Affiliate’s orders for Product. The timing and delivery of such supply shall be consistent with the Rolling Requirement Forecast, as defined in Section 3.2.

3.2 Rolling Requirement Forecasts. Prior to the beginning of each calendar month (M1) during the Term, Arch shall provide Codexis with a written forecast of Arch’s expected requirements for Codexis Enzyme during the following twenty-four (24) months broken down by months (M1–M24), and which shall include projected order dates, quantities, and shipping dates (“Rolling Requirement Forecast”). In each Rolling Requirement Forecast, the terms set forth for (a) the first three (3) months (months M1–M3) shall be firm orders binding on Arch; provided that Arch shall have the right to increase or decrease the firm order for month M3 by twenty percent (20%) in the subsequent Rolling Requirement Forecast; and (b) the subsequent twenty-one (21) months (months M4–M24) shall be non-binding estimates. In the event Arch requests additional quantity of Codexis Enzyme in excess of the amount set forth for the first two (2) months, or in excess of twenty percent (20%) more than the amount set forth for the third (3rd) month, of the Rolling Requirement Forecast, Codexis shall use commercially reasonable efforts to deliver such quantities and shall promptly provide Arch written notice in the event that Codexis will not able to delivery such quantities.

3.3 Purchase Orders. Codexis Enzyme shall be ordered by Arch by written or electronic purchase order (or by any other means agreed by the Parties), in a form to be mutually agreed by the Parties (“Purchase Order”). Codexis shall deliver to Arch the amount of Codexis Enzyme specified in each Purchase Order no later than the dates specified therein; provided that Codexis shall not be required to deliver such amount prior to ninety (90) days after receiving such Purchase Order. The initial Purchase Order of Codexis Enzyme by Arch shall be provided before or with the initial Rolling Requirement Forecast. Prior to the beginning of each month, but at least ninety (90) days prior to the earliest desired date of delivery, Arch shall place binding Purchase Orders for Codexis Enzyme consistent with the Rolling Requirement Forecast.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.4 Conflicts. To the extent that there is any conflict or inconsistency between this Agreement and any Rolling Requirement Forecast, Purchase Order, or any other document pertaining to the manufacture or supply of Codexis Enzyme, the terms of this Agreement shall govern. For clarity, no term or condition added by Arch to a Purchase Order, other than quantity of Codexis Enzyme ordered and delivery date requested, shall be binding on Codexis unless such term or condition is specifically agreed to by Codexis in writing.

3.5 Delivery of Codexis Enzyme. All Codexis Enzyme shall be shipped by Codexis, at Codexis’ expense, by air, or as otherwise directed by Arch, to Arch’s manufacturing facility located at Vitalife Laboratories (a division of Arch), Village Patheri, Bilaspur-Tauru Road, Distt & Tehsil Gurgaon-Haryana, India. The Parties shall cooperate in selecting appropriate carriers, and title and risk of loss shall pass to Arch upon delivery by Codexis to such carrier(s). Codexis shall ship Codexis Enzyme under appropriate packaging and storage conditions, including, for example, using Envirotainers or similar temperature-control equipment for international shipments.

3.6 Inspection of Codexis Enzyme. Upon receipt of each shipment of Codexis Enzyme, Arch shall test and inspect such Codexis Enzyme for compliance with the Purchase Orders corresponding to such shipment. Arch shall inform Codexis of the result of the acceptance inspection including the judgment of acceptance or rejection of all or part of a shipment in writing within [*] after the receipt of such shipment of Codexis Enzyme. If Arch fails to notify Codexis of a rejection within such [*] period, the shipment of Codexis Enzyme shall be deemed accepted by Arch.

3.7 Replacement of Defective Codexis Enzyme. In the event that Codexis receives a notice of rejection from Arch, Codexis shall, at its sole expense, replace any shipment of such rejected Codexis Enzyme within [*] after receiving Arch’s written notice of rejection. Arch shall keep such defective Codexis Enzyme at its premises until Codexis’ instruction for return or otherwise disposal of such defective Codexis Enzyme. Notwithstanding anything to the contrary, Codexis shall have no obligation to replace any shipment of Codexis Enzyme or part thereof pursuant to this Section 3.7 in the event Codexis can establish that such defect occurred after receipt of such shipment of Codexis Enzyme by Arch.

3.8 Disputes. If Codexis disputes Arch’s right to reject all or part of shipment of any Codexis Enzyme as set forth in Section 3.6, Codexis shall notify Arch within [*] after receipt of Arch’s written notice of such rejection. Such dispute shall be resolved by a Third Party, the identity of whom shall be mutually agreed upon by the Parties, and the appointment of whom shall not be unreasonably delayed by either Party. The determination of such Third Party with respect to all or part of any shipment of Codexis Enzyme shall be final and binding upon the Parties, but only as to the reasons given by Arch in rejecting the shipment or part thereof and shall have no effect on any matter for which such Third Party did not make a determination. The fees and expenses of such Third Party shall be paid by the Party against which the determination is made. Notwithstanding anything in this Section 3.8, Codexis shall continue delivering Codexis Enzyme pursuant to the terms of this Agreement during the dispute resolution process set forth in this Section 3.8.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.	PAYMENTS

4.1 Codexis Enzyme Transfer Fee. In exchange for the supply of Codexis Enzyme to Arch pursuant to Section 3.1, Arch shall pay Codexis a transfer fee equal to [*] Codexis Enzyme transferred to Arch; provided that such price shall increase based on increases in manufacturing cost incurred by Codexis with respect to the applicable Codexis Enzyme.

4.2 General Payment Terms. All payments made under this Agreement shall be made in U.S. dollars, and such payments shall be made by check or wire transfer to one or more bank accounts to be designated in writing by the Party entitled to such payment. Payments pursuant to Section 4.1 shall be due and payable [*] after the date of the relevant invoice.

4.3 Taxes and Duties.

4.3.1 Arch shall be solely and exclusively liable for payment of all taxes, duties and levies and any interest or penalties relating thereto, including Service Tax, if any, on or in connection with the transfer of Codexis Technology and import of Codexis Enzyme by it under and in accordance with this Agreement and Codexis shall in no event be liable or responsible thereof. Arch shall be responsible for all compliance requirements under the applicable law in this respect.

4.3.2 It is agreed that if any claim or dispute or litigation is raised by the concerned authorities in relation to the transfer of Codexis Technology and import of Codexis Enzyme, Arch shall contest such claim, dispute, fine and penalty or pursue any proceedings at its own cost. Any and all liability that may arise on that account shall be borne only by Arch.

4.3.3 Any duty, tax, service tax or VAT, liability that may arise in the future from disputes with the Indian Government authorities in respect of positions taken by Arch for transfer of technology and import of Codexis Enzyme shall be borne by Arch.

4.4 Late Payment Interest. Any payment due and payable under the terms and conditions of this Agreement made after the date such payment is due and payable shall bear interest as of the day after the date such payment was due and payable and shall continue to accrue such interest until such payment is made at a rate equal to the prime rate as reported by Federal Reserve Bank of New York, located in New York, New York, United States of America, as of the date such payment was due and payable.

5.	CONFIDENTIALITY

5.1 In General. Each Party (the “Disclosing Party”) has provided to the other Party (the “Receiving Party”) prior to the Effective Date, and in connection with this Agreement may in the future provide to the other Party, Confidential Information, including but not limited to the Disclosing Party’s know-how, invention disclosures, patent applications, proprietary materials and/or technologies, economic information, business or research strategies, trade secrets, and material embodiments thereof.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2 Non-Disclosure and Non-Use. The Receiving Party shall maintain the Confidential Information of the Disclosing Party in confidence, shall not disclose such Confidential Information to any Third Party, and shall not use such Confidential Information for any purpose except as expressly permitted under the terms and conditions of this Agreement. Notwithstanding the previous sentence, the Receiving Party may disclose the Confidential Information of the Disclosing Party to its employees, agents, consultants, and professional, scientific, medical, and legal advisors who have a reasonable need to know such Confidential Information; provided that any such person to whom disclosure is made is bound by obligations of non-disclosure and non-use no less restrictive then those set forth herein. The Receiving Party shall take the same degree of care that the Receiving Party uses to protect its own confidential and proprietary information of a similar nature and importance, but in no event shall such care be less than reasonable care.

5.3 Exceptions. The obligations of non-disclosure and non-use under Section 5.2 will not apply as to particular Confidential Information of a Disclosing Party to the extent that such Confidential Information: (a) is at the time of receipt, or thereafter becomes, through no fault of the Receiving Party, published or publicly known or available; (b) is known by the Receiving Party or its Affiliates at the time of receiving such information, as evidenced by records; (c) is hereafter furnished to the Receiving Party or its Affiliates by a Third Party without breach of a duty to the Disclosing Party; or (d) is independently discovered or developed by the Receiving Party or its Affiliates without use of, application of, access to, or reference to Confidential Information of the Disclosing Party, as evidenced by records.

5.4 Disclosure Required by Law. Disclosure of Confidential Information shall not be precluded if such disclosure (a) is in response to a valid order of a court or other governmental body or (b) is required by law or regulation; provided, however, that the Receiving Party shall first have given reasonable prior notice to the Disclosing Party and shall have made a reasonable effort to obtain a protective order, or to cooperate with the Disclosing Party’s efforts, as applicable, to obtain a protective order limiting the extent of such disclosure and requiring that the Confidential Information so disclosed be used only for the purposes for which such order was issued or as required by such law or regulation.

5.5 Remedies. The Receiving Party agrees that its obligations under this Article 5 are necessary and reasonable to protect the Disclosing Party’s business interests and that the unauthorized disclosure or use of Confidential Information of a Disclosing Party will cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. The Receiving Party further acknowledges and agrees that in the event of any actual or threatened breach of this Article 5, the Disclosing Party may have no adequate remedy at law and, accordingly, that the Disclosing Party will have the right to seek an immediate injunction enjoining any breach or threatened breach of this Article 5, as well as the right to pursue any and all other rights and remedies available at law or in equity for such breach or threatened breach.

5.6 Agreement Terms; Press Release. The terms and conditions of this Agreement shall be Confidential Information of the Parties, and subject to the terms of this Article 5. Notwithstanding the foregoing, upon or after the execution of this Agreement, the Parties shall issue a press release in a form and manner acceptable to each other.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.7 Survival. All obligations of non-disclosure and non-use imposed pursuant to the terms and conditions of this Article 5 shall survive expiration or termination of this Agreement and continue in full force and effect for a period of seven (7) years after the effective date of such expiration or such termination.

6.	INTELLECTUAL PROPERTY

6.1 Ownership.

6.1.1 As between the Parties, subject only to the licenses set forth in Article 2, Codexis shall retain all right, title, and interest in and to the Codexis Patent Rights, Codexis Know-How, and Codexis Enzymes.

6.1.2 Arch hereby assigns to Codexis all its right, title, and interest in, to, and under any and all any discovery, invention, contribution, method, finding, or improvement, whether or not patentable, and all related know-how, that is conceived, reduced to practice, or otherwise developed by Arch, either solely or jointly with Codexis and/or a Third Party, during the Term that relate to Product, Codexis Technology and/or Codexis Enzymes.

6.2 Filing, Prosecution, and Maintenance. Codexis, at Codexis’ expense, shall have the right, but not the obligation, to file applications for and to control the prosecution and maintenance of (a) the Codexis Patent Rights and (b) any patents or patent applications claiming any Codexis Technology.

6.3 Enforcement.

6.3.1 At any time during the Term, if a Party determines that a Third Party is or may be infringing any patent, or may have misappropriated any other right, within the Codexis Technology, if any, the Party making such determination shall promptly provide written notice to the other Party thereof.

6.3.2 Codexis, at Codexis’s expense, shall have the right, but not the obligation, to enforce all rights (a) in the Codexis Technology; and (b) with respect to any and all intellectual property covering any Codexis Technology.

6.3.3 In the event that Codexis enforces a right pursuant to this Section 6.3, Arch and its Affiliates, if applicable, shall cooperate fully with Codexis in such enforcement, including without limitation by joining as a party plaintiff and executing such documents as Codexis may reasonably request.

6.4 Allocation of Recovery. Any recovery awarded by a court of competent jurisdiction or final resort in an unreversed, unappealed, or unappealable decision or judgment from an action by Codexis to enforce any right within the Codexis Technology and/or any and all intellectual property covering any Codexis Technology shall be first applied to reimburse Codexis’ unreimbursed expenses, and then Arch’s unreimbursed expenses, including without

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

limitation reasonable attorney’s fees and court costs. Any remaining amount of such damages or other monetary awards shall then be applied between the Parties in such action or proceeding on a pro rata basis based upon the Parties’ respective out-of-pocket expenses directly associated with such action or proceeding.

7.	REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Representations and Warranties of Codexis. Codexis hereby represents and warrants that as of the Effective Date:

7.1.1 Codexis has the full right and authority to enter into this Agreement, and no consent or authorization not obtained prior to the Effective Date is necessary to be obtained;

7.1.2 Codexis Controls the Codexis Patent Rights;

7.1.3 Codexis has not granted any right, license, or interest in, to, or under the Codexis Patent Rights that is materially inconsistent with the rights granted to Arch hereunder;

7.1.4 To the knowledge of Codexis, without investigation of any particular matter, there are no material actions, suits, investigations, claims, or proceedings pending or threatened relating to the Codexis Patent Rights;

7.1.5 To the knowledge of Codexis, there is no material infringement of any right within the Codexis Patent Rights by any Third Party; and

7.1.6 To the knowledge of Codexis, there is no material impediment that would prevent, preclude, or otherwise inhibit its ability to grant the rights and licenses granted, or to perform its obligations, under this Agreement.

7.2 Representations and Warranties of Arch. Arch hereby represents and warrants that as of the Effective Date:

7.2.1 Arch is a corporation organized under the laws of India and is authorized to do business to the extent necessary to fulfill its obligations hereunder;

7.2.2 Arch has the full right and authority to enter into this Agreement, and no consent or authorization not obtained prior to the Effective Date is necessary to be obtained;

7.2.3 Arch has obtained all licenses, authorizations, and permissions necessary or requisite in law for the meeting and performing its obligations under this Agreement and all such licenses, authorizations, and permissions are in full force and effect;

7.2.4 There is no material impediment that would prevent, preclude or otherwise inhibit its ability to perform its obligations under this Agreement; and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2.5 Arch’s manufacturing facilities and all manufacturing facilities utilized by it are registered with the appropriate Governmental Authorities and in compliance with all applicable Governmental Authority standards and Applicable Law.

7.3 Covenants of Arch. Arch hereby covenants that:

7.3.1 Arch will use Codexis Technology and/or Codexis Enzyme solely for the purpose of manufacture of Product and will not supply Codexis Enzyme to any Third Party;

7.3.2 Arch will not use the Codexis Technology and/or Codexis Enzyme otherwise than as required in the manufacture of Product solely at the behest of Codexis or its Affiliate;

7.3.3 Arch undertakes to keep all licenses, authorizations, and permissions necessary or requisite in law for the meeting and performing its obligations under this Agreement in full force and effect during the term of this Agreement; and

7.3.4 Arch shall at all times strictly comply with all applicable laws, rules, and regulations from time to time in force including, without prejudice to the generality of the foregoing, the provisions of the Drugs & Cosmetics Act 1940, prevailing Drugs Price Control Order, Central Excises Act 1944, The Industries (Development & Regulation) Act, 1951 and labour welfare legislation and the rules, regulations and notifications made or issued thereunder, relating to due and proper performance of its duties and obligations under this Agreement. In the event of Arch committing a breach of this clause, it shall indemnify and keep indemnified Codexis of, from and against all claims, demands, actions, proceedings, fines, penalties and expenses of whatsoever nature made or brought against, sustained or incurred by Codexis and paid for, arising out of or as a result of such breach by Arch.

7.4 Limitation of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 7, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR USE, ANY WARRANTY OF NON-INFRINGEMENT, OR ANY OTHER STATUTORY WARRANTY.

8.	INDEMNIFICATION

8.1 Arch Indemnification. Arch shall indemnify, defend, and hold Codexis, and its directors, officers, employees, agents, and Affiliates, harmless from and against all claims, demands, damages, liabilities, losses, costs, and expenses, including without limitation attorney’s fees (collectively, “Claims”) resulting from or arising out of (a) any material breach by Arch of any of Arch’s representations, warranties, or covenants delivered to Codexis under Article 7, (b) the development, testing, manufacture, use, exportation, storage, handling, transportation, distribution, or any other disposition of any Product made using the Codexis Technology and/or Codexis Enzyme by Arch or any Affiliate of Arch, or (c) the imposition of any tax or duty

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

described in Section 4.3 on Codexis or any Affiliate of Codexis; provided, however, that Arch’s indemnification obligations under this Section 8.1 shall not apply (i) to the extent that any such Claim arises out of any breach by Codexis of any of Codexis’ representations or warranties delivered to Arch under Article 7, (ii) to any claim arising out of Codexis’ negligence or willful misconduct, or (iii) to the extent such Claims are the responsibility of Codexis under Section 8.2.

8.2 Codexis Indemnification. Codexis shall indemnify, defend, and hold Arch, and its directors, officers, employees, agents, and Affiliates, harmless from and against all Claims resulting from or arising out of (a) any material breach by Codexis of any of Codexis’ representations or warranties delivered to Arch under Article 7 or (b) the development, testing, manufacture, use, sale, offer for sale, importation, exportation, storage, handling, transportation, distribution, or any other disposition of any Product by Codexis or any Affiliate of Codexis; provided, however, that Codexis’ indemnification obligations under this Section 8.2 shall not apply (i) to the extent that any such Claim arises out of any breach by Arch of any of Arch’s representations, warranties or covenants under Article 7, (ii) to any claim arising out of Arch’s negligence or willful misconduct, or (iii) to the extent such Claims are the responsibility of Arch under Section 8.1.

8.3 Procedure. For purposes of this Article 8, the indemnified Party shall give prompt written notice to the indemnifying Party of any suits, claims, or demands by Third Parties or the indemnified Party that may give rise to any Claim for which indemnification may be required under this Article 8; provided, however, that failure to give such notice shall not relieve the indemnifying Party of its obligation to provide indemnification hereunder except if and to the extent that such failure materially affects the ability of the indemnifying Party to defend the applicable suit, claim, or demand. The indemnifying Party shall be entitled to assume the defense and control of any such suit, claim, or demand of any Third Party at its own cost and expense; provided, however, that the indemnified Party shall have the right to be represented by its own counsel at its own cost in such matters. In the event that the indemnifying Party declines to or fails to timely assume control of any such suit, claim, or demand, the indemnified Party shall be entitled to assume such control, conduct the defense of, and settle such suit, claim, or action, all at the sole cost and expense of the indemnifying Party. Neither the indemnifying Party nor the indemnified Party shall settle or dispose of any such matter in any manner that would adversely affect the rights or interests of the other Party without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Each Party shall cooperate with the other Party and its counsel in the course of the defense of any such suit, claim, or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information, and witnesses.

9.	DISPUTE RESOLUTION

9.1 Exclusive Dispute Resolution Mechanism. The Parties agree that the procedures set forth in this Article 9 shall be the exclusive mechanism for resolving any dispute, controversy, or claim (collectively, “Disputes”) between the Parties that may arise from time to time pursuant to this Agreement relating to any Party’s rights and/or obligations hereunder that cannot be resolved through good faith negotiation between the Parties.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.2 Arbitration.

9.2.1 Any and all unresolved Disputes, except as set forth in Section 9.3 or Section 9.4, shall be exclusively and finally resolved by binding arbitration.

9.2.2 Any arbitration concerning a Dispute shall be conducted in New York, New York, United States of America, unless otherwise agreed to by the Parties in writing. Each and any arbitration shall be administered by the American Arbitration Association (the “AAA”), and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA (the “Rules”), as such Rules may be amended from time to time.

9.2.3 Within ten (10) days after receipt of an arbitration notice from a Party, the Parties shall attempt in good faith to agree on a single neutral arbitrator with relevant industry experience to conduct the arbitration. If the Parties do not agree on a single neutral arbitrator within ten (10) days after receipt of an arbitration notice, each Party shall select one (1) arbitrator and the two (2) Party-selected arbitrators shall select a third arbitrator with relevant industry experience to constitute a panel of three (3) arbitrators to conduct the arbitration in accordance with the Rules. In the event that only one of the Parties selects an arbitrator, then such arbitrator shall be entitled to act as the sole arbitrator to resolve the Dispute or any all unresolved issues subject to the arbitration. Each and every arbitrator of the arbitration panel conducting the arbitration must and shall agree to render an opinion within twenty (20) days after the final hearing before the panel.

9.2.4 The decision or award of the arbitrator(s) shall be final, binding, and incontestable and may be used as a basis for judgment thereon in any jurisdiction. To the full extent permissible under Applicable Law, the Parties hereby expressly agree to waive the right to appeal from the decision of the arbitrator(s), there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator(s), and the Parties shall not dispute nor question the validity of such decision or award before any regulatory or other authority in any jurisdiction where enforcement action is taken by the Party in whose favor the decision or award is rendered, except in the case of fraud. The arbitrator(s) shall, upon the request of any Party, issue a written opinion of the findings of fact and conclusions of law and shall deliver a copy to each of the Parties. Each Party shall bear its own costs and attorney’s fees, and the Parties shall equally bear the fees, costs, and expenses of the arbitrator(s) and the arbitration proceedings; provided, however, that the arbitrator(s) may exercise discretion to award costs, including attorney’s fees, to the prevailing Party. Without limiting any other remedies that may be available under applicable law, the arbitrator(s) shall have no authority to award provisional remedies of any nature whatsoever, or punitive, special, consequential, or any other similar form of damages.

9.3 Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.4 Patent Disputes. Notwithstanding anything in this Agreement to the contrary, any and all issues regarding the scope, construction, validity, and enforceability of one or more patents shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the patent or patents in question.

9.5 Confidentiality. All proceedings and decisions of the arbitrator(s) shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 5 of this Agreement.

10.	TERM AND TERMINATION

10.1 Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect until [*], unless and until terminated at an earlier date in accordance with Section 10.2, Section 10.3, or Section 10.4 (the “Term”).

10.2 Termination upon Notice. Codexis may, at its sole discretion, terminate this Agreement at any time upon six (6) months’ written notice to Arch.

10.3 Termination for Insolvency. To the extent permitted under Applicable Law, a Party may terminate this Agreement upon written notice to the other Party on or after the occurrence of any of the following events: (a) the appointment of a trustee, receiver or custodian for all or substantially all of the property of the other Party, or for any lesser portion of such property, if the result materially and adversely affects the ability of the other Party to fulfill its obligations hereunder, which appointment is not dismissed within sixty (60) days, (b) the determination by a court or tribunal of competent jurisdiction that the other Party is insolvent such that a Party’s liabilities exceed the fair market value of its assets, (c) the filing of a petition for relief in bankruptcy by the other Party on its own behalf, or the filing of any such petition against the other Party if the proceeding is not dismissed or withdrawn within sixty (60) days thereafter, (d) an assignment by the other Party for the benefit of creditors, or (e) the dissolution or liquidation of the other Party.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.4 Termination for Cause.

10.4.1 If a Party materially breaches any term or condition of this Agreement, the other Party may notify the breaching Party in writing of such breach, setting forth the nature of the breach in reasonable detail. If the breaching Party fails to cure such breach within [*] after the receipt of the foregoing notice from the non-breaching Party, the non-breaching Party may terminate this Agreement effective immediately upon a second written notice to the breaching Party.

10.4.2 Notwithstanding Section 10.4.1, if Arch materially breaches any covenant contained in Section 7.3, Codexis shall have the right, but not the obligation, to terminate this Agreement effective immediately upon written notice to Arch.

10.5 Effect of Expiration or Termination.

10.5.1 Expiration of this Agreement for any reason shall not release any Party from any obligation that has accrued prior to the effective date of such expiration.

10.5.2 Upon expiration or termination of this Agreement for any reason, all rights and license granted by Codexis to Arch under this Agreement shall terminate and Arch shall cease use of all Codexis Technology and Codexis Enzymes.

10.5.3 Termination of this Agreement for any reason shall not (a) release any Party from any obligation that has accrued prior to the effective date of such termination (including the obligation to pay amounts accrued and due under this Agreement prior to the termination date but which are unpaid or become payable thereafter), (b) preclude any Party from claiming any other damages, compensation, or relief that it may be entitled to upon such termination, or (c) terminate any right to obtain performance of any obligation provided for in this Agreement that shall survive termination.

10.5.4 Upon expiration or termination of this Agreement by Codexis for any reason, each Party shall promptly return, or destroy and provide written certification of such destruction, any and all Confidential Information of the other Parties in such first Party’s possession or control at the time of such termination.

10.6 Survival. Articles 1, 5, 6, 8, 9, and 11 and Sections 3.4, 4.2, 4.3, 4.4, 7.3, 7.4, 10.5, and 10.6 shall survive expiration or termination of this Agreement, as applicable.

11.	MISCELLANEOUS

11.1 Further Assurances. From time to time on and after the Effective Date, each Party shall at the reasonable request of the other Party (a) deliver to the other Party such records, data, or other documents consistent with the provisions of this Agreement; (b) execute, and deliver or cause to be delivered, all assignments, consents, documents or further instruments of transfer or license; and (c) take or cause to be taken all other actions as such other Party may reasonably deem necessary or desirable in order for such Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.2 Limitation of Liability. EXCEPT WITH RESPECT TO UNAUTHORIZED EXPLOITATION OF CODEXIS’ INTELLECTUAL PROPERTY RIGHTS OR BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES OF THE OTHER PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

11.3 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, United States of America, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the Parties.

11.4 Force Majeure. No Party shall be held responsible for any delay or failure in performance hereunder caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, earthquake, or by the public enemy or other causes reasonably beyond such Party’s control and without such Party’s fault or negligence; provided that the affected Party notifies the unaffected Party as soon as reasonably possible and resumes performance hereunder as soon as reasonably possible following cessation of such force majeure event; and provided further that no such delay or failure in performance shall continue for more than three (3) months. In the event that a delay or failure in performance by a Party under this Section 11.4 continues longer than three (3) months, the other Party may terminate this Agreement in accordance with the terms and conditions of Section 10.4.

11.5 Independent Contractors.

11.5.1 Nothing in this Agreement shall constitute or be deemed to or is intended to constitute Arch as an agent of Codexis. It is hereby expressly agreed and declared that Arch shall not at any time:

a. enter into a contract in the name of or purporting to be made on behalf of Codexis unless to the extent as may be authorized under any agreement entered into between the Parties;

b. by any act, pledge the credit of Codexis or impose or attempt to impose any contractual obligations on Codexis; and

c. either in its own office, factories or depots or on invoices, bill heads or letter papers or any other place or by any other means, oral or written, make any statement to the effect or representation calculated or liable to induce others to believe that it is the agent of Codexis.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.5.2 Arch shall not, except with the prior written approval of Codexis, sub-contract or delegate to any other person, firm or company the whole or any part of the manufacture or packing of the Product under this Agreement or assign any of its rights, duties or obligations thereunder. Arch shall continue to be liable to Codexis in respect of its obligations under this Agreement not withstanding such sub-contract or delegation.

11.5.3 Nothing contained herein shall be deemed to constitute a partnership between the Parties.

11.6 Assignment. This Agreement is binding upon and inures to the benefit of the Parties, and to their permitted successors and assigns. The Parties agree that their rights and obligations under this Agreement may not be transferred or assigned to a Third Party without the prior written consent of the other Parties hereto. Notwithstanding the foregoing, Codexis shall have the right to transfer or assign its rights and obligations under this Agreement, without consent, to a successor to all or substantially all of its business or assets relating to this Agreement whether by operation of law, sale, merger, or otherwise in a manner such that Codexis will remain liable and responsible for the performance and observance of all its duties and obligations hereunder. Any assignment not in conformance with this Section 11.6 shall be null, void, and of no legal effect.

11.7 Notices. Any notice, report, communication, or consent required or permitted by this Agreement shall be in writing and shall be sent (a) by prepaid registered or certified mail, return receipt requested, (b) by overnight express delivery service by a nationally recognized courier, or (c) via confirmed facsimile or telecopy, followed within five (5) days by a copy mailed in the preceding manner, addressed to the other Party at the address shown below or at such other address as such Party gives notice hereunder. Such notice will be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

If to Arch:	Arch Pharmalabs Limited
H wing, 4th Floor
Tex Centre
Off Saki Vihar Road
Chandivali, Mumbai- 400072
India
Attn: [*]
Facsimile: [*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

If to Codexis:	Codexis, Inc.
200 Penobscot Drive
Redwood City, California 94063
USA
Attn: [*]

Facsimile: [*]

11.8 Severability. If any provision of any provision of this Agreement shall be found by a court to be void, invalid, or unenforceable, the same shall be reformed to comply with Applicable Law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement; provided that no such reformation or striking shall be effective if the result materially changes the economic benefit of this Agreement to any Party. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be void, invalid, or unenforceable, and reformation or striking of such provision would materially change the economic benefit of this Agreement to any Party, the Parties shall modify such provision in accordance with Section 11.9 to obtain a legal, valid, and enforceable provision and provide an economic benefit to the Parties that most nearly effects the Parties’ intent on entering into this Agreement.

11.9 Modifications; Waivers. This Agreement may not be altered, amended, supplemented, or modified in any way except by a writing signed by each Party. The failure of a Party to enforce any rights or provisions of the Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such Party to thereafter enforce such rights or provision or any other rights or provisions hereunder.

11.10 Entire Agreement. The Parties acknowledge that this Agreement, including the exhibit attached hereto sets forth the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements, and writings with respect hereto with respect to the subject matter hereof. No trade customs, courses of dealing or courses of performance by the Parties shall be relevant to modify, supplement, or explain any term(s) used in this Agreement.

11.11 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

11.12 Interpretation.

(a) Captions and Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Singular and Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) Articles, Sections, and Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such section; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e) Ambiguities. The Parties jointly drafted this Agreement. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against any Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

11.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their respective duly authorized representatives as of the Effective Date.

CODEXIS, INC.
(“Codexis”)

By:	/s/ Robert S. Breuil

Name:	Robert S. Breuil

Title:	CFO

ARCH PHARMALABS LIMITED
(“Arch”)

By:	/s/ Ajit Kamath

Name:	Ajit Kamath

Title:	CMD

[Signature Page to Enzyme License and Supply Agreement]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.